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                                                                     Exhibit 2.1

                            ASSET PURCHASE AGREEMENT

         ASSET PURCHASE AGREEMENT dated as of the 31st day of May, 1996 ("Agreement") by and between CHUBB LIFE INSURANCE COMPANY OF AMERICA, an insurance corporation organized under the laws of New Hampshire with a principal address at One Granite Place, Concord, New Hampshire 03301 (referred to herein as "Chubb Life"), CHUBBHEALTH HOLDINGS, INC., a New Hampshire Corporation with a principal address at One Granite Place, Concord, New Hampshire 03301 (referred to herein as "Seller"), HEALTHSOURCE METROPOLITAN NEW YORK HOLDING COMPANY, INC., (formerly Healthsource New York, Inc.) a New Hampshire corporation with a principal office at Two College Park Drive, Hooksett, New Hampshire 03106 ("Buyer"), and CHUBBHEALTH, INC., a corporation duly organized as a health maintenance organization under the laws of the State of New York ("Plan"), and only for purposes of Section 8(e), THE CHUBB CORPORATION, a New
Jersey corporation with a principal office at 15 Mountain View Road, Warren New Jersey 07061.

         WHEREAS, Chubb Life is the owner of 85% and Buyer is the owner of 15% of the outstanding stock of Seller, a New Hampshire corporation which in turn owns 100% of the stock of Plan;

         WHEREAS, Chubb Life and Buyer are parties to an Investment Agreement dated as of April 8, 1993 (the "Investment Agreement") relating to the formation of the Seller and Plan and a Shareholders Agreement dated as of April 23, 1993 (the "Shareholder Agreement") which the parties desire to terminate at Closing;

         WHEREAS, Plan is a party to (i) the Management Services Agreement with Buyer dated as of April 23, 1993 (the "Management Agreement") which the parties desire to terminate at Closing and (ii) the Administrative Services Agreement with Chubb Life dated as of April 23, 1993 (the "Administrative Services Agreement"), which the parties desire to terminate at Closing; and

         WHEREAS, Seller wishes to sell its assets (consisting of a 100% stock interest in the Plan) and Buyer wishes to purchase such assets

         NOW, THEREFORE, in consideration of the mutual promises herein set forth, and subject to the terms and conditions hereof, the parties agree as follows:

1. DEFINITIONS

As used in this Agreement, terms defined in the preamble and recitals of this Agreement shall have the meanings set forth therein and the following terms shall have the meanings set forth below:

         (a) "Closing" shall mean the closing of the purchase of the Assets (as defined
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                  below) contemplated by this Agreement on the Closing Date.

         (b) "Closing Date" shall mean a date not more than ten (10) days after the satisfaction of all conditions precedent to the obligations of Buyer, Seller and Chubb Life as defined in Sections 9 and 10.

         (c) "Tax" or "Taxes" means all forms of taxation, whether of the United States or elsewhere and whether imposed by a local, municipal, state, federal body or instrumentality, and shall include, without limitation, income, flat, sales, use, ad valorem, gross receipts, value added, privilege, franchise, license, transfer, recording, withholding, payroll, employment, excise, occupation, premium and property taxes, together with any related interest, penalties and additional amounts imposed by any taxing authority.

         (d) "Asset Sale Net After-Tax Proceeds" means $20,229,000 as illustrated in Schedule 2, Line 12, representing an amount equal to the Purchase Price less Taxes resulting from both (1) the Plan's deemed sale of assets as a result of an election under Internal Revenue Code Section 338(h)(10) and, where applicable, related to the Seller's sale of Assets to Buyer and (2) the Plan's other income, gain, losses and deductions.

         (e) "Distribution Proceeds to Chubb Life" means 85% of Asset Sale Net After-Tax Proceeds or $17,195,000 as illustrated in
                  Schedule 2, Line 13.

2.       SALE OF ASSETS; PURCHASE PRICE; REDEMPTION OF BUYER STOCK IN SELLER;
         TIMING

         (a) Sale of Assets. At the Closing, Seller shall sell and assign to Buyer the assets of Seller consisting of all of the outstanding Common Stock of the Plan (the "Assets") and the Buyer shall purchase and accept from Seller the Assets.

         (b) Purchase Price; Payment. The purchase price (currently estimated to be $28,681,000 as illustrated in Schedule 2, Line
                  1) for the Assets at the Closing ("Purchase Price") shall be an amount which will result in Distribution Proceeds to Chubb Life of $17,195,000. The final Purchase Price will be determined in accordance with the calculation presented in
                  Schedule 2 and will guarantee Distribution Proceeds to Chubb Life of $17,195,000. The Purchase Price shall be paid to Seller at the Closing by certified or bank check payable to Seller or by wire transfer of funds to

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                  Seller's account.

         (c) Redemption of Buyer's Stock in Seller. After transfer of the Assets to Buyer at Closing, both Chubb Life and Buyer shall vote their shares in Seller to cause a redemption of Buyer's 15,000 shares of Common Stock of Seller (which shall constitute Buyer's entire stock holdings of Seller) in return for payment of 15% of Asset Sale Net After-Tax Proceeds and Seller shall complete such redemption at Closing.

         (d) Closing Efforts. Buyer, Seller and Chubb Life hereby acknowledge that each desires the earliest possible Closing and each agree to use their best efforts, and to fully cooperate with each other and the regulatory authorities and any other parties, to close this transaction as soon as possible.

3.       PLAN OF INTERIM OPERATIONS

         From the date of this Agreement until the Closing Date, Chubb Life and Buyer each agree to work together to position the Plan to withstand potential market dislocation caused by the announcement of this transaction, to permit the Plan to continue to aggressively market its products in the New York and New Jersey markets and to permit Plan to continue to develop and extend Plan's provider networks. The parties specifically agree as follows:

         (a) to implement the communication plan for communications by both Chubb Life and Buyer/Plan as separately agreed to by the parties; provided that the parties shall keep the fact of this Agreement and the transactions contemplated herein strictly confidential until the open of business on Monday, June 3, 1996;

         (b) to recognize that protecting the value of the Plan during the transition process requires that Plan have competitive products in the marketplace and in support of such recognition, that, until Closing, Chubb life shall permit Plan, after discussions with Chubb Life, to propose competitive rates for each Plan product based on Buyer's assessment of Plan's competition (and the latest competitor rates) and shall cooperate with Plan to make such rates effective by making all necessary regulatory filings therefor. If Chubb Life objects to a specified product rate proposed by Buyer as non-competitive, then all other proposed Plan rates will be filed with the appropriate regulators and the disputed rate shall be resolved by mediation (using a mutually acceptable mediation service in New York City) or, failing a resolution through mediation within 10 days, by binding

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                  arbitration under Section 14 in which arbitration, Chubb Life shall have the burden of showing that the proposed Plan rate is not competitive with the identified competitors. Chubb Life or Colonial, as the case may be, shall use its best efforts to keep Plan products in full compliance with applicable law by making all necessary regulatory filings and, moreover, will make new policy filings required to allow Plan to create POS/SCA products to meet the terms of any POS/SCA product offering by Plan's major competitors. After Closing, Chubb Life or Colonial, as the case may be, shall file rates specified by Buyer which are consistent with law and regulations.

         (c) to allow Plan to continue to develop its business, prospects and products and otherwise not impede Plan's progress by, for example, permitting the recruiting of additional Plan managers, and the planning and pre-implementation work related to the ultimate conversion of Plan's MIS system to a Healthsource, Inc. system and the reassessment (and replacement with third-parties, if necessary) of Plan's levels of stop-loss insurance coverage for all lines;

         (d) to allow Buyer and Plan to develop Plan's provider networks by the negotiation of new provider contracts containing capitation and other payment methodologies for various lines of business;

         (e) that Chubb Life shall continue to provide MIS support (as well as conversion assistance) both through Closing under the Administrative Services Agreement and thereafter until services are withdrawn under the Transitional Services Agreement and specifically Chubb Life shall not reassign any personnel now working substantially full-time on Plan MIS matters and shall further permit Buyer to make current employment offers to the Concord-based MIS personnel and to any other Chubb employees assigned in whole or in part to Plan matters effective only at Closing;

         (f) that Chubb Life shall continue to provide treasury, actuarial, compliance and financial reporting services to Plan under the Administrative Services Agreement and shall share all such detailed financial and accounting information promptly and fully with Plan and Plan's accounting staff;

         (g) to cause Plan and Seller's Board of Directors to (i) take all action from time-to-time necessary or desirable to give full effect to the operational goals of this Agreement and (ii) recognizing the indemnifications and protections afforded Seller under Sections 4(a) and 13, permit Buyer to

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                  exercise the maximum authority under the Management Agreement to implement all terms of this Agreement including, at Buyer's discretion, any and all services Buyer customarily provides its other HMO affiliates and, subject to the limits of Section 4 below, the customary corporate service charges it makes to such affiliates.

         (h) in calculating Plan expense or the amount of any charge-back to Plan by Chubb Life, except for specific exceptions provided for in this Agreement, Chubb Life agrees to make no change in the assumptions supporting the allocation of costs now absorbed by Chubb Life/Colonial for at least until September 30, 1996 and thereafter to continue as part of its transitional status with Plan to (whenever reasonably requested by Buyer) mitigate the services it provides, and the charges it therefore makes, to Plan and not to have Plan directly or indirectly pay more for services resulting from Chubb Life's contemplated exit from the Group Health and Ancillary Business and, by way of example only, not to have Plan absorb a higher proportion of the facility costs of Plan's field offices at 100 Williams Street and in Plainville, New York, until Closing whether or not the Chubb Life/Colonial field support staff remain located in such field offices. Chubb Life shall bear the cost of all support staff on Plan's payroll providing support to Chubb Life/Colonial products until that function is re-assumed by Chubb Life. Chubb Life shall be responsible for the cost of severance of any field office employee currently on Plan payroll and terminated in connection with Chubb Life's plan to cease performing sales and service of the group indemnity health insurance and Ancillary Business products in the field offices.

4.       1996 OPERATING RESULTS; CAPITAL

         (a) Operating Results. In order to protect the Plan from adverse effects of the transition process leading to Closing and recognizing that the Plan will necessarily need to incur additional costs to secure its membership and provider networks, to the extent that Plan's cumulative 1996 net income before federal income taxes is less than the cumulative net income before federal income taxes of Plan as shown on
                  Schedule 4, two receivables due from the Buyer shall be accrued as follows:

                           (i) On a calendar quarterly basis, a Schedule 4(a) will be prepared by Chubb Life in the form of Schedule 4, showing only the results of health care claims payments under the Colonial SCA products for New Jersey members. If

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                                    Schedule 4(a) shows a net income before
                                    Federal Income Tax (without any allocation of overhead or indirect costs to such line of business) that is less than zero, then Colonial shall accrue a receivable due from the Buyer in an amount sufficient to cover such shortfall.

                           (ii)     Also on a calendar quarterly basis, a
                                    Schedule 4(b) will be created by Chubb Life in the form of Schedule 4, showing the combined results of all products utilizing the Plan's managed care network (whether underwritten by the Plan directly or underwritten or reinsured by Colonial) eliminating any duplicate expenses and including the effect of any receivable accrued by Colonial under clause (i) above. If Schedule 4(b) shows a net income before Federal Income Tax result that is less than that which is shown in Schedule 4, then the Plan shall accrue a receivable due from the Buyer sufficient to cover such shortfall.

                           (iii) Should any taxing authority deem the receipt of the receivables under clauses (i) and
                                    (ii) ("Receivables") to create income not fully offset in Plan's or Colonial's Returns by the expenses giving rise to the Receivables, Buyer covenants and agrees to reimburse Chubb Life on an after-tax basis for any Taxes resulting from such lack of offset.

                           (iv) Settlement in full of the receivables under clauses (i) and (ii) shall occur as of the earlier of December 31, 1996, or Closing. In the event that Closing does not occur by December 31, 1996, and the Plan and Colonial continue operations as shown in Schedule 4 beyond 1996, the Buyer, Seller, Plan, Chubb Life and Colonial agree to create a mechanism whereby the Buyer shall cause the after-tax net income effect to Chubb Life of all Plan and Plan-related Colonial managed care operations to be not less than zero.

         (b) Capital. In addition, if New York or New Jersey regulatory authorities require additional capital to support Plan's business, Buyer will loan such capital to Plan on a note meeting regulatory requirements for a surplus note.

5.       REPRESENTATIONS AND WARRANTIES OF CHUBB LIFE AND SELLER

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         Chubb Life and Seller represent and warrant to Buyer as follows:

         (a) Organization; Good Standing. The Seller and the Plan are each corporations, duly organized and incorporated, validly existing, and in good standing under the laws of their respective states of incorporation, with all requisite power and authority, corporate or otherwise, and legal right to own, operate, and lease their properties, to carry on their business as now being conducted and, to enter into this Agreement, and perform their obligations hereunder. The Seller (except for the Plan) and the Plan, each has no subsidiary or any other equity interest in any other corporation, Company, firm, association, trust, partnership, joint venture, enterprise, or other entity.

         (b) Capitalization and Share Ownership of the Seller and Plan. The number of authorized shares, stated value, and number of issued and outstanding shares of the Seller and the Plan are set forth in Schedule 5(b) hereto. All of the issued and outstanding shares of the Seller and the Plan are owned, beneficially and of record, by those persons listed on
                  Schedule 5(b). The issued and outstanding shares of Plan have been duly authorized and validly issued and are fully paid and non-assessable. All of the issued and outstanding shares of Plan and the shares of Seller owned by Chubb Life are owned, respectively, free and clear of any options, liens, trusts, encumbrances, security interests, charges, or claims of any kind. Neither the Seller nor the Plan holds any shares of its own stock in its treasury. Except for the Buyer's rights under this Agreement and as disclosed in Schedule 5(b), no person has any agreement, subscription, option, or warrant, or any other right or commitment, entitling him or it to acquire from the Seller or the Plan any shares of capital stock of any class of the Seller or the Plan, whether outstanding or unissued or any securities or other instruments, whether outstanding or unissued, convertible into or exchangeable for shares of capital stock of any class of the Seller or the Plan. All of the officers and directors of the Seller and the Plan are listed on Schedule 5(b).

         (c) Corporate Record Books, etc. The corporate records and minute books of the Plan containing the minutes of all board meetings of the Plan and copies of all minute books and corporate records of

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                  Seller have been furnished to the Buyer.

         (d)      Title to Property and Assets; Liens. Except as set forth in
                  Schedule 5(d), the Seller and the Plan each have good and marketable title to all their respective properties and assets, real, personal, and intangible, including all property and assets reflected in the December 31, 1995 Financial Statements contained in Appendix I (except as disposed of thereafter in the ordinary course of business) subject to no mortgage, pledge, lien, security interest, lease, charge, easement, encumbrance, conditional sale, or other title retention agreement. Except as set forth in Schedule 5(d), the Seller has no assets other than the Assets.


         (e) Real Property. Neither the Seller nor the Plan now owns or has ever owned any real property.

         (f)      Agreements with Affiliates. Other than agreements listed on
                  Schedule 5(f), neither the Seller nor the Plan is a party to any written contract (or any enforceable oral contract) with Chubb Life or any affiliate. Complete copies of all agreements listed on Schedule 5(f) have been provided to Buyer. Plan shall not have any further liability whatsoever after the date of this Agreement for rent under the lease for space at the 100 Williams Street building in New York City owned by a Chubb Life affiliate. Plan shall, however, bear its proportionate share of the costs of the space occupied by its employees servicing Plan products and located at 100 Williams Street under existing charge-back allocation agreements.

         (g) Financial Statements. The audited consolidated financial statements of the Seller and the Plan for the year ended December 31, 1994 and December 31, 1995 contained in Appendix I have each been prepared in accordance with general accepted accounting principles and fairly present the financial position of the Seller and the Plan and the results of their operations and cash flow for such periods.

         (h) Agreements. All agreements executed by employees of Chubb Life or Colonial or any of their affiliates (whether or not such person

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                  serves as an employee or officer of Plan) to which Seller or
                  Plan are parties or by which Seller or Plan are contractually bound and which involve more than $5,000 in total payments or are not terminable on less than 45 days notice are listed on
                  Schedule 5(h); provided that Plan shall not deemed an "affiliate" for the purpose of this representation.

         (i) Tax Return and Payments. All federal, state and local tax returns and reports (collectively, "Returns") which either include or are filed separately by the Seller and the Plan have been filed in a timely manner, or timely extension of the filing thereof has been secured. All information provided in such Returns and extensions is true, complete and accurate in all material respects and all taxes shown in such Returns have been paid or adequate reserves for the payment of Taxes have been established, assuming that all such information furnished by Buyer acting under the Management Agreement is true, complete and accurate.

         (j) Books and Records. All of the business records of the Seller and the Plan are located at Issuer's principal offices at 380 Madison Avenue, New York City, New York, except for certain financial and claim records located at Chubb Life's offices in Parsippany, New Jersey, and corporate and financial records located in Concord, New Hampshire.

         (k) Seller's Assets. Other than those disclosed on Schedule 5(k), Seller has no assets other than stock in Plan and no liabilities of any kind and will have no other assets nor any such liabilities at Closing.

         (l) Protection of Existing Tax Status. Seller shall be maintained solely as a holding company from the date hereof through the Closing Date with no assets or liabilities added to its balance sheet nor shall Seller be permitted to enter into any transaction or agreement which would alter the contemplated tax status of Seller for the purpose of the Purchase Price and related tax calculations under Section 2.

6.       REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to Chubb Life as follows:

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         (a)      Organization; Good Standing. Buyer is a corporation duly
                  organized and incorporated, validly existing and in good standing under the laws of its state of incorporation hereto, with all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

         (b) Authority. The Buyer has full corporate authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Buyer and constitutes the legal, valid and binding obligation of the Buyer.

7.  POINT OF SERVICE RISKS

    (a) New York - To the extent that Plan as a New York licensed HMO desiring to offer a Point of Service ("POS") plan is effectively barred (as defined) from providing such out-of-network benefits except through separate POS contracts issued by a New York licensed indemnity accident and health insurer, or by reinsuring some of the POS risk with a third-party indemnity accident and health insurer, Chubb Life agrees to cause its affiliate, Colonial Life Insurance Company of America ("Colonial") to continue to write directly or reinsure such New York POS risk for the benefit of the Plan on the following terms:

                  (i) all such New York POS risk will, to the maximum extent feasible under New York regulations, be transferred from Colonial to any other entity which may bear or share that risk; this may be done by any method or methods legally acceptable, including, but not limited to, indemnity reinsurance of such risk to the maximum extent possible with Buyer's Tennessee affiliate; any such reinsurance shall be pursuant to forms and/or agreements which comply with New York law, shall be on the terms which permit Colonial to take full credit for such reinsurance on its financial statements, and are on terms reasonably acceptable to Colonial and Buyer;

                  (ii) Plan shall pay Colonial for writing or reinsuring such New York POS risk as follows:

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                           (aa)     during the first year after Closing,
                                    Colonial shall be reimbursed for its direct and indirect actual costs and paid an additional amount of $20,000 per month.

                           (bb) during the second year, in addition to being reimbursed for its direct and indirect actual costs, Colonial shall also be paid in the amount of $40,000 per month unless Plan POS/SCA membership shall exceed 100,000 members (including New Jersey members) at the end of the first year after Closing, in which event Colonial shall be paid in the amount of $60,000 per month.

                           (cc) during the third and subsequent years after Closing, in addition to being reimbursed for its direct and indirect actual costs, Colonial shall also be paid in the amount of $80,000 per month unless Plan POS/SCA membership shall exceed 200,000 members (including New Jersey members) at the end of the second year after Closing, in which event Colonial shall be paid in an amount of $120,000 per month.

                           (dd) "direct and indirect actual costs" shall mean Colonial or affiliates' actual direct and indirect costs of providing such New York POS Contracts or reinsuring such New York POS risk, including but not limited to, actuarial and compliance, commissions, overrides, policy benefits, premium taxes, demographic pool charges, SMC pool payments, third-party reinsurance payments; provided such costs shall be determined without commingling or averaging with other Chubb business and solely with respect to Plan's New York POS Contracts; and otherwise without causing such costs to be higher due to allocations resulting from the closing down, discontinuation or

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                                    reduction in size of Chubb Life's other
                                    businesses.

                  (iii) Colonial shall have no continuing obligation to provide POS contracts or reinsurance after December 31, 1999. If, at the end of such period, an arrangement contemplated by Section 7(a)(iv) is not in place, Buyer, Chubb Life and Colonial will cooperate to quickly arrange, at Buyer's cost, to substitute POS reinsurance or contracts from third-party carriers so as not to disrupt Plan's business.

                  (iv) The parties agree that the arrangement described in this subsection (a) of Section 7 shall continue only for the minimum period of time required, and that the Plan shall use its best efforts to implement one or more alternative arrangements under which such out-of-network risk may be (i) partially borne by the Plan under subdivision 2 of Section 4406 of the New York Public Health Law or (ii) insured or reinsured by, shared with, transferred to, or otherwise borne by another entity affiliated with Buyer. Buyer or an affiliate shall provide the indemnification described in Section 13 of this Agreement. When such alternative arrangement(s) have become fully implemented, Chubb Life's obligation to provide such New York POS Contracts or reinsure such New York POS risk shall cease.

                  (v) Buyer will seek to charter a new indemnity accident and health insurance company in New York or will seek to license or redomesticate its New Hampshire indemnity affiliate to New York. Chubb Life agrees that it shall provide such assistance, good will, and resources as Chubb Life determines will best facilitate the regulatory approval of such applications, as well as policy forms, rate approvals, and other approvals necessary to permit such Buyer's affiliate to fully substitute for Colonial on all Plan POS plans in New York. In addition, Colonial and Chubb Life agree to provide assistance in the substitution of any third-party insurer for Colonial on all POS contracts in New York.

                  (vi) The term "effectively barred" means New York law does not permit Plan to write directly any specific form of POS

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                           coverage sought to be written or that any permission
                           granted by New York law to directly write POS coverage contains uneconomic conditions, percentage limitations on POS benefits, penalties, taxes or other costs or restraints which render a permitted POS product non-competitive with a separately insured POS rider. Section 4406 of New York Public Health Law is agreed to effectively bar Plan from now offering POS products directly.

    (b) New Jersey - The parties recognize that POS plans are currently offered in New Jersey by Colonial, on its own paper, via an approved Selective Contracting Arrangement ("SCA plans"), and that Colonial's SCA plans permit access to the ChubbHealth network. The parties further note the adoption of new regulations (N.J. ADC 8:38-14) by the New Jersey Department of Health (the "regulations"), which appear to permit New Jersey licensed HMOs to directly write POS plans on their own paper. Chubb Life agrees to cause its affiliate Colonial to continue to write directly, or to reinsure, all New Jersey POS risk on the following terms:

                  (i) Plan shall, upon execution of this agreement, take such necessary steps and make such necessary applications and filings to obtain the authority under the regulations to write POS coverage on its own paper without supporting indemnity reinsurance, such that Chubb Life and its affiliate will no longer have to write such coverage on their paper and ultimately will bear no risk on POS coverage at the earliest practicable time.

                  (ii) to the extent any Colonial SCA plans or reinsurance arrangements for POS risk remain in effect in New Jersey on and after Closing, Buyer shall cause one or more of its affiliated insurance companies to 100% reinsure all Colonial risk under such New Jersey POS coverage as soon as possible, on terms which comply with New Jersey law, which permit Colonial to take full reinsurance credit on its financial statements and which provide that Colonial is reimbursed for all of its direct and indirect actual costs in conjunction with such POS risk ("acceptably reinsure"). If Buyer is not able to acceptably reinsure all New Jersey POS risk, then Buyer shall indemnify and hold harmless Colonial from any underwriting losses incurred by Colonial on such POS risks

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                           and all of its direct and indirect actual costs in
                           conjunction with such POS risks; such reimbursement and indemnification shall be as provided in Section 13 of this Agreement.

                  (iii) the parties shall develop reasonable methods for moving groups having coverage under Colonial SCA contracts to POS contracts issued by Plan at Closing or (if Plan's POS plans are not then approved) at the earliest practical date or dates following Closing.

                  (iv) subject to clause (f) below, the obligations of the parties under this Subsection 7(b) shall cease after December 31, 1999, (except for any obligations which arose prior to such termination date). If, at the end of such period, an arrangement of the type contemplated by Section 7(a)(iv) is not in place, Buyer, Chubb Life and Colonial will cooperate to quickly arrange, at Buyer's cost, to substitute POS reinsurance or SCA contracts from third-party carriers so as not to disrupt Plan's business.

    (c) Buyer hereby acknowledges that Chubb Life desires to cease providing the POS Contracts or reinsuring any POS risk as soon as possible and Buyer hereby assures Chubb Life it will use its best efforts to accomplish this replacement at the earliest possible date.

    (d) Chubb Life hereby acknowledges that until alternative arrangements are arrived at in accordance with this Agreement, Plan is totally dependent on Colonial providing such POS Contracts or reinsuring such POS risk for Plan's products in the marketplace; therefore Chubb Life agrees to use its best efforts to cooperate with Buyer and to use its best efforts to continue to keep Colonial's POS/SCA Contracts or reinsurance commitments in force and fully accessible to Plan without interruption until December 31, 1999 consistent with the language in Section 7(a)(ii) of this Agreement and to use its best efforts to keep such products in regulatory compliance. If due to unforseen regulatory changes or for whatever reason Plan's products and Colonial's POS/SCA Contracts or reinsurance agreements need modification, Buyer and Chubb Life agree to use their best efforts to re-paper or otherwise amend such arrangements to comply with regulatory requirements and to avoid any disruption or interruption of Plan's growth in the market. In any such circumstances, Buyer agrees to pay Chubb Life any additional costs it incurs for any such revised arrangements or modifications. The mutual commitment to support Plan shall not detract from Buyer's obligation in clause (c) above.

    (e) Chubb Life warrants to Buyer that neither it, Colonial nor any other affiliate of either of them shall make any profit, directly or indirectly, on the writing of POS/SCA contracts or reinsuring of POS /SCA risk except for the agreed monthly fixed dollar payments specified in clause (a)(ii). Buyer, in turn, warrants that there shall be no expense or underwriting loss to Colonial or Chubb Life as a result of activity contemplated by Section 7.

    (f) Medicare POS Plans. Buyer represents that it has no current intention to cause Plan to offer POS options on any Medicare product which Plan develops, but the parties recognize that competitive forces might require the offering of such options in Plan's market. Thus, Chubb Life agrees that Colonial will write all necessary riders for or reinsure such Medicare POS products on the same terms as provided in clauses (a) and (b) subject to the following additional terms:

                  (i) Plan will not offer Medicare POS options requiring Colonial riders or reinsurance unless one of Plan's principal competitors announces its intent to offer, or files for regulatory approval of, such a Medicare POS/SCA option; and

                  (ii) If Plan elects to write Medicare POS-type coverage, it will not use Colonial riders or reinsurance for more than twelve (12) months under any circumstance.

    (g) Change of Control in Healthsource, Inc. If there occurs at any time during the period of Chubb Life's and Colonial's obligations under this
         Section 7 a Change of Control in Healthsource, Inc. (parent company of Buyer) then Colonial's obligations to offer POS/SCA riders or reinsurance under this Section 7 shall cease on July 1, 1999. If any action occurs which results, directly or indirectly, in less than 50% ownership in Plan being held by Healthsource, Inc., and all other companies which, directly or indirectly, are wholly-owned by Healthsource, Inc., then Colonial's obligations to offer POS/SCA riders or reinsurance under this Section 7 shall, notwithstanding any other language herein, cease 90 days after such action occurs. The term "Change in Control" shall mean an event by which any "person" or "group" acquires "beneficial ownership" (as such terms are defined in Securities Exchange Act of 1934 and regulations thereunder) directly or indirectly of more than 50% of the voting stock of Healthsource, Inc., but shall exclude any merger or reorganization in which Healthsource, Inc., is the surviving or resulting entity. Buyer shall immediately notify Chubb Life as soon as it becomes aware of any event which might or would result in a Change of Control.

 8. COVENANTS OF CHUBB LIFE, SELLER AND BUYER. Unless stated otherwise, all covenants in this Section 8 shall survive the Closing:

    (a) Change of Name. Buyer agrees to change the name of the Plan to remove the name "Chubb" at Closing; promotional and contract materials which contain the Chubb or Colonial names shall be discarded or stickered appropriately on or before the Closing Date, in the case of Chubb, and on or before the date Colonial ceases to provide POS riders or SCA Plans under Section 7, in the case of Colonial.

    (b) Interim Conduct. Except as otherwise provided in this Agreement, Chubb Life and Seller agree that neither the Seller nor the Plan shall, without Buyer's consent (i) declare or pay any dividends on its common stock or make any distribution of assets to the holders of its common stock, (ii) incur any indebtedness exceeding fifty thousand dollars ($50,000) other than routine trade debt, (iii) enter into any agreement with an affiliate of Chubb Life, (iv) issue or sell any shares of stock of the Seller or the Plan or any option or right with respect thereto, or (v) make any change to its capital structure. Buyer agrees that it shall not permit Plan to enter into any agreement prior to Closing with any affiliate of Buyer which is not terminable in the event that regulatory approvals necessary for the Closing are not received.

    (c) Tax Sharing Agreements. All tax sharing/tax allocation agreements in effect between the Seller and the Plan, on the one hand, and The Chubb Corporation, on the other hand, shall be canceled effective on the Closing Date. In the interim, the existing agreement shall remain in effect and Chubb Life shall pay to the Seller the net tax benefit of losses incurred by the Seller and Plan prior to Closing. Taxes related to the Plan's deemed sale of assets as a result of an election under Internal Revenue Code Section 338(h)(10) and, where applicable, related to the Seller's sale of Assets to Buyer, shall be paid by the Plan or the Seller, as the case may be.

    (d) Settlement of Inter-entity Accounts. The parties will conduct an accounting wherein the tax receivable from Chubb Life carried on the books of the Seller and Plan shall be applied to the balance on the Seller's or Plan's accounts payable to Chubb Life and the remaining balance of such account payable and any other inter-entity arrangements shall be settled and any amount owed between the parties shall be paid at Closing.

    (e) Section 338(h)(10) Election; Allocation. The Chubb Corporation as the common parent of an affiliated group (as that term is defined under Internal Revenue Code Section 1504) which files a consolidated federal income tax return and which includes the Plan, and Buyer covenant and agree to make the election pursuant to Internal Revenue Code Section 338(h)(10) and the Department of Treasury regulations promulgated thereunder, and to cooperate with each other in preparing, executing and filing, and each will file, any Tax forms and other documents required under Internal Revenue Code Section 338 and the Department of Treasury regulations thereunder to be filed by the respective party. In particular, and not by way of limitation, in order to effect such election, on or prior to the Closing, The Chubb Corporation and Buyer shall jointly execute necessary copies of Internal Revenue Service Form 8023 and all attachments required to be filed therewith, pursuant to applicable Department of Treasury regulations. In connection therewith, Seller and Buyer covenant and agree that the allocation among the assets of the Plan shall be as determined by Buyer (acting reasonably and in good faith) in accordance with applicable Department of Treasury regulations within one hundred twenty (120) days of Closing. Chubb Life, the Seller, the Plan and Buyer shall be bound by the allocation determined in accordance with this section; Chubb Life, the Seller, the Plan and Buyer covenant and agree to report this transaction for all domestic Tax purposes in each and every respect in a fashion consistent with the allocation made by Buyer. If the allocation is disputed by any taxing authority, the party receiving notice of such dispute shall promptly notify and consult with the other parties. Buyer shall resolve any such dispute in its sole discretion (the "Resolution") and Chubb Life, the Seller and the Plan agree to be bound by said Resolution. Should the Resolution result in additional Tax to the Seller or any other member of The Chubb Corporation's affiliated group (as that term is defined under Internal Revenue Code section 1504, Seller and all members of The Chubb Corporation's affiliated group collectively or individually, as the case may be, the "Affiliated Group"), Buyer covenants and agrees to reimburse the Affiliated Group for all Taxes resulting from the Resolution and to pay Chubb Life any additional amounts necessary to ensure

         Distribution Proceeds to Chubb Life as defined in Section 1(e).

    (f) Governmental and Other Consents, etc. No consent, approval, or authorization of, or designation, declaration, or filing with, any governmental authority or other persons or entities on the part of Chubb Life, the Seller or the Plan, is required in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby other than notification to and consents from the persons specified in Schedule 8(f) hereto, which the parties agree to use their best efforts to obtain as soon as practicable.

    (g) Recoverable Severance Payments. Chubb Life shall, within 10 days from the date of this Agreement, provide to Buyer a list which sets forth:
         (i) the name of each person employed by the Plan, and (ii) the amount of severance which Plan would legally be obligated to pay to each such person, if Plan were to terminate such employee on December 31, 1996, any additional amount due for tenure past such date (on a monthly basis) and the cost of all other rights of continued benefits after termination (including, without limitation, life insurance, disability insurance and COBRA rights (collectively the "Severance Amount"). The Severance Amount shall not include out placement assistance.

         At Closing, Buyer shall deliver to Chubb Life a list of Plan employees who will be given notice on the Closing Date that their employment is to be terminated within six (6) months after Closing. Buyer alone is responsible for compilation of the list and Chubb Life shall have no role or involvement in the selection of employees to be terminated or the compilation of the list and further shall have no knowledge of employees on the list prior to Closing. Upon termination of any employee on such list within six (6) months after Closing, Plan shall:
         (i) promptly notify Chubb Life of such termination, (ii) pay the Severance Amount to such employee, and (iii) provide from time-to-time to Chubb Life documentation as to the Severance Amount then actually paid by Plan to or for the benefit of the terminated employee; Chubb Life shall thereafter pay to Plan within fifteen (15) days of Plan's statement therefor the cumulative Severance Amount.

         The decision to terminate any Plan employee shall be the sole responsibility of Buyer and/or Plan. Chubb Life shall have no role or involvement in such decision and shall have no obligation, other than to pay to Plan the cumulative Severance Amount described in this
         Section 8. Buyer and Plan shall jointly and severally indemnify and hold harmless

         Chubb Life and its affiliates from any and all claims, causes of action, charges, suits, regulatory actions, and other legal actions which any terminated employee may assert in connection with the termination of his/her employment excluding any claim grounded on actions occurring prior to Closing and excluding any claim for severance benefits in excess of the severance benefits included in the Severance Amount on the list delivered at Closing.

         If Plan rehires any such terminated employee within one (1) year or his/her original termination, Plan shall immediately refund any amount previously paid by Chubb Life to Plan in conjunction with Plan's termination of such employee. Plan shall be permitted to make employment offers to any employee of Chubb Life or its affiliates previously working on Plan matters, provided that such offers will take effect only at Closing.

    (h) Use of Name. To the extent that Plan must disclose in advertising and promotional materials, the name of Colonial as underwriter of the POS products offered by the Plan, such advertising and promotional materials shall receive the prior written approval by Colonial, such approval which will not be unreasonably withheld. Colonial shall respond (by fax to Plan) to all such advertising and other materials within 2 business days of receipt. The Plan may use the Colonial name in its contract forms and riders, but will not use the Colonial name anywhere else except where required by law.

    (i) Office Space. Chubb Life shall continue to provide Plan with the existing Plan space in the Parsippany, New Jersey building for up to one year from Closing at a rate of $20 per square foot for actual space used (but any space occupied by personnel supporting Chubb Life products shall be excluded from such charge).

    (j) Exchange of Data. Except where Colonial is able to retrieve the necessary data from its own MIS systems, Plan shall forthwith provide to Colonial any and all data which Colonial requires to perform any duties which it must perform under this Agreement. Likewise, Chubb Life and Colonial shall provide all data to Buyer and Plan relative to Plan or the POS Contracts which are useful to manage Plan's future operations. Each party may audit the books and other records of the other regarding any matter covered by this Agreement. Each party shall provide adequate advance notice to the other and such audit shall be performed only during normal business hours on days when the audited party is generally open for business.

    (k) Withdrawal from Group Health, Ancillary Business and POS Coverages. Buyer recognizes that Chubb Life and Colonial will continue their actions relating to the withdrawal from the group indemnity health insurance business and nothing in this Agreement is intended to keep Chubb Life and affiliates from publicly discussing Colonial's strategic exit from the group health insurance business. Chubb Life agrees to continue to offer POS/SCA contracts in New York and New Jersey for as long as contemplated under Section 7 (including new products developed under Section 3(b)) and to offer Ancillary Business products (defined as the offering of group life, group short and long term disability and group dental insurance policies) in New York and New Jersey until December 31, 1996 and agrees to consider the contemplated withdrawal from the Ancillary Business in New York and New Jersey after December 31, 1996 confidential and especially therefore not to notify the public, the brokerage community or its employees of such contemplated withdrawal until at least ninety (90) days from signing of this Agreement. Chubb Life agrees not to lower the broker commission structure on any Ancillary Business products prior to September 30, 1996. Plan shall also be free after the date of this Agreement to contract with other insurance companies writing group health and Ancillary Business products for the sale of any such products in tandem with Plan products through any brokers proposing to sell Plan products.

    (l) ERISA. The parties recognize that all current Plan employees will be ineligible to participate in current Chubb Life pension and other benefit plans after Closing. Chubb Life shall have sole financial and other responsibility for taking any and all actions required and/or permitted by ERISA in connection with such discontinuance of benefits at Closing. Neither Buyer nor Plan shall have any duties or financial responsibilities in connection with such discontinuance of benefits.

    (m) SEC Consents. Chubb Life has provided the audited annual financial statements for Plan in Appendix I and shall provide similar audited financials for Plan for each subsequent annual period ending prior to Closing; in connection therewith, Chubb Life agrees to cause its auditor, Ernst & Young, LLP, to consent without charge to (i) the filing of any such financial statements (together with unaudited stub periods) with the Securities Exchange Commission ("SEC") in connection with any registration statement or Forms 8-K/ 10-Q/10-K filings by Healthsource, Inc., when such statements are required, and (ii) to such firm being named as accounting experts in any such SEC filing.

    (n) Warrants. Buyer agrees that it will not exercise the Warrants for the Purchase of Shares of Common Stock of Seller ("Warrants") dated April 23, 1993 before Closing so that, at Closing, there shall be a redemption of Buyer's 15,000 shares of Common Stock of Seller which shall constitute Buyer's entire stock holdings of Seller.

    (o) Stop-Loss Insurance. Colonial and Plan shall as soon as possible after execution of this Agreement place so-called stop-loss insurance on all members covered by Plan products (including the POS products under Section 7) which shall reimburse Plan or Colonial, as the case may be, for all health costs on any case in excess of $100,000. This coverage may be written on a combined policy. The cost to Colonial of such stop-loss premiums will be an expense reimbursed to Colonial.

 9.  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF CHUBB LIFE AND SELLER

     All obligations of Chubb Life and Seller under this Agreement are subject to the fulfillment, at or prior to the Closing Date, of each of the following conditions:

         (a) Buyer's Covenants. The Buyer shall have performed all of its obligations and agreements and complied with all its covenants contained in this Agreement to be performed and complied with by it prior to the Closing Date.

         (b) Consents and Regulatory Approvals. Chubb Life and Seller shall have received evidence, satisfactory to them, that (i) all of the consents disclosed in Schedule 8(f) have been duly obtained, and (ii) that all regulatory approvals necessary to permit Seller to sell and Buyer to acquire the Assets and to exercise statutory control (within the meaning of the New York HMO act) over Plan have been received.

         (c) No Litigation. No action, suit, or proceeding before any court or any governmental or regulatory authority shall have been commenced, no investigation by any governmental or regulatory authority shall have been commenced, and no action, suit, or proceeding by any governmental or regulatory authority shall have been threatened against Chubb Life, Seller, the Plan or Buyer:
                  (i) which might restrict or affect the right of Seller to sell the Assets (and indirectly the stock of the Plan) or to exercise any rights in respect thereto, under this Agreement or under any agreement contemplated to be delivered at Closing; or (ii) which seeks to subject Chubb Life or Seller, or any of their directors, officers or affiliates, to any liability, fine, forfeiture, or penalty by reason of the transactions contemplated by this Agreement. There shall not have been issued any injunction or order restraining or otherwise preventing the transactions contemplated by this Agreement.

         (d) Transitional Services Agreement. The Buyer shall have entered into the Transitional Services Agreement in the form of Exhibit A.

10.  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

     All obligations of the Buyer under this Agreement are subject to the fulfillment, at or prior to the Closing Date, of each of the following conditions:

         (a) Covenants of Chubb Life and Seller. Chubb Life and Seller shall have performed all of their obligations and agreements and complied with all their covenants contained in this Agreement to be performed and complied with by them prior to the Closing Date and the representation contained in Section 5(k) shall be true at Closing.

         (b) Consents and Regulatory Approvals. The Buyer shall have received evidence, satisfactory to the Buyer, that (i) all of the consents disclosed in Schedule 8(f) have been duly obtained, (ii) and that all permits, licences, franchises, governmental approvals, and other authorizations necessary to the operations of the Plan as now conducted have been issued to Buyer or the Plan and will remain in full force and effect after Closing; (iii) that all regulatory approvals necessary to permit Buyer to acquire the Assets and to exercise statutory control (within the meaning of the New York HMO act) over Plan have been received; (iv) confirmation has been received from the New York and New Jersey Insurance and Health Departments that the Plan is in good standing; and (v) all regulatory, license, permits, forms, governmental approvals, authorizations and any other requirements are in place for the Plan to continue to market, without interruption or impediment, its then existing POS products, whether such products are written directly by Buyer or affiliates of Buyer, Chubb or any affiliate of Chubb or through a third-party.

         (c) No Litigation. No action, suit, or proceeding before any court or any governmental or regulatory authority shall have been commenced, no investigation by any governmental or regulatory authority shall have been commenced, and no action, suit, or proceeding by any governmental or regulatory authority shall have been threatened against Chubb Life, Seller, Plan or
                  Buyer: (i) seeking to challenge the transactions contemplated hereby or questioning the validity or legality of any such transactions which would, if resolved adversely, severally or in the aggregate, materially adversely affects the financial condition, business, property, assets or prospects of the Seller or the Plan; (ii) which might restrict or affect the right of Buyer to acquire and own (directly or indirectly through Seller) the stock of the Plan or to exercise any rights in respect thereto, under this Agreement or under any agreement contemplated to be delivered at Closing; or (iii) which seeks to subject Buyers, or any of its directors, officers or affiliates, to any liability, fine, forfeiture, or penalty by reason of the transactions contemplated by this Agreement. There shall not have been issued any injunction or order restraining or otherwise preventing the transactions contemplated by this Agreement.

         (d) Financial Statements. The Seller shall have delivered to Buyer consolidated audited financial statements of the Seller for the year ending December 31, 1995 in the form of Appendix I, together with an opinion of Ernst & Young, LLP which concludes that the financial statements of the Seller present fairly the financial position, results of operations and cash flows of the Seller in conformity with generally accepted accounting principles.

         (e) Transitional Services Agreement. The Seller shall have entered into the Transitional Services Agreement in the form of Exhibit A.

11.  LACK OF IMPLIED WARRANTIES.

     Buyer, Chubb Life and Seller represent and acknowledge (i) that they are institutional accredited investors within the meaning of the Securities Act of 1933, (ii) that they each have had an opportunity to investigate the condition, management and future prospects of both the Seller and the Plan and to ask all pertinent questions they might have, (iii) that each is relying only upon the information and representations contained in this Agreement and (iv) that neither party shall have any obligation to the other to supplement the representations contained herein, nor any claim against the other for any alleged failure to disclose matters not specifically represented herein.

12.      CHUBB LIFE'S, SELLER'S AND BUYER'S DELIVERIES; FURTHER ASSURANCES

         (a) Seller's Deliveries. At the Closing Seller shall deliver to the Buyer:

                  (i) original stock certificate in the Seller's name evidencing all outstanding shares of common stock in Plan duly endorsed for transfer to Buyer;

                  (ii) copies of all minute and stock record books of the Seller and the original minute and stock record books of the Plan;

                  (iii) copies of the Certificate of Incorporation of the Seller and Plan certified by the Secretary of State of the States of New Hampshire and New York, respectively, and the By-Laws of the Seller and Plan, certified by the Secretary of each corporation;

                  (iii) such other instrument or instruments of transfer, in such form as shall be necessary or appropriate to vest in the Buyer marketable title to the Assets;

                  (iv) certificates issued by appropriate governmental authorities evidencing the good standing (including tax good standing) of the Seller as a corporation in the State of New Hampshire and the good standing (including tax good standing) of the Plan as a corporation in New York and certificates evidencing the good standing of the Seller and the Plan (as the case may be) in each state where the Seller or the Plan is doing business, as of a date not more than ten days prior to the Closing Date;

                  (v) a list of all bank accounts of Plan with signatures changed to Buyer's designees;

                  (vi) certified or bank check in the amount to be determined in accordance with Section 2 in redemption of Buyer's stock interest in Seller;

         (b) Chubb Life's Deliveries. At the Closing, Chubb Life shall deliver to the Buyer:

                  (i) the Transitional Services Agreement duly executed on its behalf in the form of Exhibit A;

                  (ii) resignations of Chubb America Service Corporation or Chubb Corp. employees who act as directors and officers of the Plan effective at the Closing Date; and

                  (iii) Chubb Life's vote of its shares in Seller in favor of redemption of Buyer's entire stock interest in Seller as contemplated in Section 2(c).

         (c)      Buyer's Deliveries. At the Closing, the Buyer shall deliver:

                  (i) certified or bank checks in the aggregate amount of the Purchase Price due in accordance with Section 2 hereof;

                  (ii) the Transitional Services Agreement duly executed on behalf of Buyer and in the form of Exhibit A;

                           i (iii) Buyer's vote of its shares in Seller in favor of redemption of Buyer's entire stock interest in Seller as contemplated in Section 2(c); and

                  (iv) original stock certificates in Buyer's name evidencing the 15% stock interest of Buyer in Seller for redemption by Seller

         (d) Further Assurances. Following the Closing, at the request of the Buyer, Chubb Life and the Seller shall deliver to the Buyer such further documents and take such reasonable action as may be necessary or appropriate to vest in the Buyer all the right, title, and interest to the Assets.

13.      INDEMNIFICATION FOR UNDERWRITING LOSSES OR GAINS.

         (a) To the extent not solved by other agreements or by reinsurance proceeds for POS/SCA business from Buyer's affiliates under Sections 7(a) and (b), Buyer agrees to indemnify and hold harmless Colonial from any and all underwriting losses incurred by Colonial on the POS/SCA plans which it continues to offer or reinsure for Plan after Closing, as provided in Section 7 of this Agreement. Colonial agrees to indemnify and hold harmless Buyer from any underwriting gain accrued by Colonial on the POS/SCA Plans offered or reinsured under Section 7 (excluding the amount of the fee under Sections 7(a)(ii), (aa), (bb) or (cc). Colonial shall make a determination each calendar quarter as to the presence or absence of an underwriting loss or gain on such POS/SCA business; such determination shall (i) use standard actuarial practices consistently applied with those used by Chubb Life or Colonial on December 31, 1995, (ii) include estimates of incurred but not paid claims, and (iii) include cumulative adjustments, based on updated claims experience, of determinations made in prior calendar quarters.

                  Such determination shall continue to be made for one year after all such POS/SCA business has ceased to be effective with Colonial, at which time Colonial shall make a final cumulative determination as to the presence of absence of an underwriting loss or gain on such POS/SCA business taking into account all payments or discounts or credits received by Colonial with respect to health care expenses under such POS/SCA business; provided, however, that if Colonial determines there are outstanding unresolved claims or other issues in amounts which may materially affect the determination of the presence or absence of an underwriting loss or gain and/or the amount thereof, Colonial may continue to make quarterly determinations, until such time as such claims or other issues no longer materially affect the determination of the presence or absence of an underwriting loss and/or the amount thereof.

         (b) Any amounts due to Colonial or Buyer as a result of a determination of an underwriting loss or gain under clause (a) shall be paid by the respective party within fifteen (15) calendar days after the determination.

         (c) For purposes of determining the presence or absence of an underwriting loss or gain under clause (a) Colonial shall, consistent with the accounting principles used in preparing
                  Schedule 4:

                           (i) include not only all claims incurred during the period post Closing, net of reinsurance, together with an estimate for incurred but not paid claims, but also all actual direct and indirect costs in connection with Colonial's offering of the POS/SCA plans (as defined in Section 7(a)(ii)(dd), including, all premiums payable by Colonial for stop-loss coverage limiting Plan's or Colonial's exposure to individual cases to a maximum of $100,000, all fines, penalties and sanctions imposed upon Chubb Colonial which result from actions taken or insisted upon by Plan; in determining expenses incurred, only reasonable expenses assigned to the product (consistent with the assumed level and types of expenses) shall be included, and

                           (ii) exclude all expenses recovered from or paid by other sources, including but not limited to amounts borne by ChubbHealth and paid by the stop-loss insurer or any other reinsurer (Chubb Life agreeing not to make any change from the above agreed level of stop-loss coverage for such POS/SCA book of business).

         (d) The obligations in this Section 13 shall survive after Closing.

14. ARBITRATION. Except as provided in Section 3(b), any controversy or claim arising out of or relating to this Agreement, shall be exclusively settled by binding arbitration which shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association in New York, New York, as such rules shall be in effect on the date of delivery of the demand for arbitration. Any such arbitration shall be heard and conducted in the State of New York. Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof, provided, however, the arbitrator shall have no authority to award any punitive, treble or any other like style of multiple damages that exceed the purchase price under Section 2(b). The prevailing party (if any) shall be entitled to recover its reasonable attorney's fees and costs. All conclusions of law reached by the arbitrators shall be made in accordance with the substantive law of the State of New York.

15.      MISCELLANEOUS.

                  (a) Waivers. No action taken pursuant to this Agreement, including, without limitation, proceeding with Closing, shall be deemed to constitute a waiver by any party taking such action of compliance with any representations, warranties, covenants, or agreements contained in this Agreement. The waiver by any of the parties of a breach of any provision of this Agreement shall not operate or be construed as a waiver or a breach of any other provision of this Agreement.

    (b) Amendments, Supplements, Termination, etc. Subject to applicable law, this Agreement may be amended, modified, and supplemented, only by written agreement of Chubb Life, the Seller, the Plan and Buyer.

    (c) Notices. All notices and other communications which are required or may be given hereunder shall be in writing and shall be deemed to have been duly given if by hand or overnight courier or mailed certified first class mail, postage prepaid. Notice shall be deemed effective on the date actually received:

                  (i)      If to Chubb Life:

                              Chubb Life Insurance Company of America
                              One Granite Place
                              Concord, NH  03301
                              Attn: Theresa M. Stone, President & CEO

                           with a copy to:

                              Chubb Life Insurance Company of America
                              One Granite Place
                              Concord, NH 03302
                              Attn: J. Michael Gannon, Esq.

                  (ii)     If to the Seller:

                              ChubbHealth Holdings, Inc.
                              c/o Chubb Life Insurance Company of
                              America, Inc.
                              One Granite Place
                              Concord, NH 03302
                              Attn: J. Michael Gannon, Esq.

                  (iii)    If to the Buyer:

                              Healthsource, Inc.
                              Two College Park Drive
                              Hooksett, NH 03106
                              Attn:  Norman C. Payson, M.D.

                              President & CEO

                           with a copy to:

                               Healthsource, Inc.
                               Two College Park Drive
                               Hooksett, NH 03106
                               Attn: Jon S. Richardson, Esq.

                           or to such other person or persons at such address or addresses as may be designated by written notice to the other party hereunder.

                  (d) Entire Agreement. This Agreement, together with the other writings delivered in connection herewith, embodies the entire agreement and understanding of the parties hereto with respect to the subject matters hereof and thereof and supersedes any prior agreement and understanding between the parties.

                  (e) Governing Law and Binding Effect. This Agreement shall be governed by the laws of the State of New York without regard to principles of conflicts of law and shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

                  (f) Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction, provided such prohibited or unenforceable provision does not affect the essence of this Agreement.

16. TERMINATION OF PRIOR AGREEMENTS. Upon the Closing of the purchase of the Assets under this Agreement, the terms and conditions of the Investment Agreement, the Shareholders Agreement, the Administrative Services Agreement and the Management Services Agreement are hereby terminated with no further obligation of any party thereunder after the Closing Date.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

WITNESS:                          HEALTHSOURCE METROPOLITAN NEW YORK HOLDING
                                  COMPANY, INC.

/s/                               By: /s/ Norman C. Payson, M.D.
- ----------------------------          --------------------------------------
                                      Norman C. Payson, M.D.
                                      President & CEO


                                  CHUBB LIFE INSURANCE COMPANY OF AMERICA

/s/                               By: /s/ Theresa M. Stone
- ----------------------------          --------------------------------------
                                      Theresa M. Stone
                                      President & CEO


                                  CHUBBHEALTH HOLDINGS, INC.

/s/                               By: /s/ Richard V. Werner
- ----------------------------          --------------------------------------
                                                Duly Authorized


                                  CHUBBHEALTH, INC.

/s/                               By: /s/ Richard V. Werner
- ----------------------------          --------------------------------------
                                                Duly Authorized


                                  THE CHUBB CORPORATION
                                  (only with respect to the obligations under Section 8(e)

/s/                               By: /s/
- ----------------------------          --------------------------------------
                                                Duly Authorized

                                    GUARANTY

The undersigned corporation hereby guarantees the performance of all obligations of Healthsource Metropolitan New York Holding Company, Inc. and affiliates under this Agreement.

                                        HEALTHSOURCE, INC.


                                        By: /s/ Norman C. Payson, M.D.
                                            -------------------------------
                                            Norman C. Payson, M.D.
                                            President & CEO